Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TIME WARNER TELECOM INC.

Time Warner Telecom Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

(1) The name of the Corporation is Time Warner Telecom Inc. The Corporation was originally incorporated under the name TW Telecom Merger Corp., and its original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on May 4, 1999.

(2) This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(3) This Restated Certificate of Incorporation amends and restates the certificate of incorporation of the Corporation.

(4) The text of the certificate of incorporation of the Corporation is amended and restated so as to read in its entirety as follows:

ARTICLE I

NAME

The name of this corporation (hereinafter the “Corporation”) is Time Warner Telecom Inc.

ARTICLE II

ADDRESS; REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware, New Castle county is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

SECTION 1. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 459,800,000 shares, consisting of (i) 439,800,000 shares of Common Stock, par value of $0.01 per share (“Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, par value of $0.01 per share (“Preferred Stock”).

SECTION 2. Common Stock. (a) Subject to provisions of law and the terms of any outstanding Preferred Stock, the holders of Common Stock shall be entitled to receive dividends or other distributions with respect to such stock at such times and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board of Directors providing for the issue of such series. Dividends and other distributions with respect to the Common Stock shall be payable only when, as and if declared by the Board of Directors.

(b) Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to any preferential or other amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock then outstanding, the holders of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(c) Except as otherwise provided in this Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, every holder of the outstanding shares of Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Common Stock standing in such holder’s name.

(d) The Common Stock is subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as shall be stated and expressed in any resolution or resolutions adopted by the Board of Directors, pursuant to authority expressly granted to and vested in it by the provisions of this Article IV.

SECTION 3. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4. Redemption of Capital Stock. Notwithstanding any other provision of this Restated Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article IV creating any series of Preferred Stock, outstanding shares of Common Stock, Preferred Stock or any other class or series of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL (or any other applicable provision of law), to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock of any class or series possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Section 4 shall be equal to the Fair Market Value of such shares;

(b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(d) at least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(e) from and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(f) such other terms and conditions as the Board of Directors shall determine.

For purposes of this Section 4:

(i) “Disqualified Holder” shall mean any holder of shares of stock of the Corporation of any class or series whose holding of such stock may result in the loss of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary.

(ii) “Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average (unweighted) Closing Price for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to paragraph (d) of this Section 4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided further, however, that “Fair Market Value” as to any stockholder who purchases his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him. “Closing Price” on any day means the reported last sales price regular way or, in case no such sale takes place, the average of the reported closing bid and asked prices regular way on the New York Stock Exchange Composite Tape, or, if stock of the class or series in question is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States registered securities exchange on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on The Nasdaq Stock Market or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

(iii) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.

(iv) “Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation or its affiliates), has a value, at the time notice of redemption is given pursuant to paragraph (d) of this Section 4, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Section 4 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

(v) “Subsidiary” shall mean, when used with respect to any corporation, partnership, limited liability company, trust or legal entity (a “Person”), (i) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the Voting Power (as defined below) of such corporation’s Voting Stock (as defined below); and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

SECTION 5. Stockholder Voting. In addition to any other vote required hereunder or by applicable law, the affirmative vote of the holders of a majority of the combined voting power in the election of directors of the Corporation (“Voting Power”) of all outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in such election (“Voting Stock”), voting together as a single class, shall be required for (x) the disposition, directly or indirectly, by the Corporation (or by one or more direct or indirect subsidiaries thereof) by sale, merger, new issuances or otherwise, to a Person (other than the Corporation or a direct or indirect wholly owned subsidiary of the Corporation), in any transaction or series of related transactions, of shares of the capital stock of one or more direct or indirect Subsidiaries of the Corporation which, in the aggregate, hold all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis or (y) the disposition, directly or indirectly, by the Corporation (or by one or more direct or indirect subsidiaries thereof) by sale, merger or otherwise, (other than to the Corporation or a direct or indirect wholly owned subsidiary of the Corporation) in any transaction or series of related transactions outside the ordinary course of the business of the Corporation, of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis, except, in each case referred to in the foregoing clauses (x) and (y), for pledges, grants of security interests, security deeds, mortgages or similar encumbrances securing bona fide indebtedness, and any foreclosure in respect thereof.

ARTICLE V

DGCL SECTION 203

The Company hereby expressly elects to be governed by the provisions of Section 203 of the DGCL, and the restrictions and limitations set forth therein.

ARTICLE VI

DIRECTORS

SECTION 1. Election of Directors. Directors shall be elected at the annual meeting of stockholders, and each director elected shall hold office until such director’s successor has been elected and qualified. Directors need not be stockholders of the Corporation.

SECTION 2. Advance Notice of Nominations; Independent Directors. Advance notice of nominations for the election of directors shall be given in the manner and to the extent permitted provided in the By-laws of the Corporation.

SECTION 3. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock outstanding at any time to elect additional directors to the Board of Directors, the number of directors that shall constitute the whole Board of Directors of the Corporation shall be determined as specified in the By-laws of the Corporation, as the same may be amended from time to time. In the absence of such a provision in the By-laws of the Corporation, the number of directors that shall constitute the whole Board of Directors of the Corporation shall be three.

SECTION 4. Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

SECTION 5. Removal of Directors; Filling of Newly Created Directorships and Vacancies. (a) Subject to the rights of the holders of any series of Preferred Stock outstanding at any time, directors may be removed from office with or without cause, but only upon the affirmative vote of the holders of a majority of the combined Voting Power of the Voting Stock, voting together as a single class.

(b) Subject to the rights of holders of any series of Preferred Stock outstanding at any time, any newly created directorship or vacancy in the office of a director shall be filled only by (A) during the 20 day period following the date such newly created directorship or vacancy comes into existence, the affirmative vote of the remaining directors or the sole remaining director, as the case may be, or (B) if not so filled within such 20 day period, either (i) the affirmative vote of the holders of a majority of the combined Voting Power of the Voting Stock, voting together as a single class, or (ii) the affirmative vote of the remaining directors or the sole remaining director, as the case may be.

ARTICLE VII

STOCKHOLDER MEETINGS

SECTION 1. Meetings Generally. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of Delaware law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

SECTION 2. Special Meetings. Special meetings of the stockholders shall be called only by the Board of Directors. Special meetings of the stockholders may be held at such time and place as may be stated in the notice of meeting.

SECTION 3. No Action by Written Consent. Subject to the terms of any outstanding Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

ARTICLE VIII

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article IV of this Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of a majority of the combined Voting Power of the Voting Stock, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed this 6th day of June, 2007.

TIME WARNER TELECOM INC.

By:	/s/ Paul B. Jones
Paul B. Jones
Executive Vice President,
General Counsel & Regulatory Policy
and Secretary